Exhibit 3.10

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES C CONVERTIBLE PREFERRED STOCK

The undersigned, Interim Chief Executive Officer of Towerstream Corporation, a Delaware corporation (the "Corporation"), DOES HEREBY CERTIFY that the following resolutions were duly adopted by the Board of Directors of the Corporation on September 14, 2016;

WHEREAS, the Board of Directors is authorized within the limitations and restrictions stated in the Certificate of Incorporation of the Corporation, as amended, to provide by resolution or resolutions for the issuance of Five Million (5,000,000) shares of Preferred Stock, par value $0.001 per share, of the Corporation, in such series and with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as the Corporation's Board of Directors shall fix by resolution or resolutions providing for the issuance thereof duly adopted by the Board of Directors; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of Preferred Stock and the number of shares constituting such series;

NOW, THEREFORE, BE IT RESOLVED:

Section I. Designation and Authorized Shares. The Corporation shall be authorized to issue 680,000 shares of Series C Convertible Preferred Stock, par value $0.001 per share (the "Series C Preferred Stock").

Section 2. Stated Value. Each share of Series C Preferred Stock shall have a stated value of $0.001 per share (the "Stated Value").

Section 3. Liquidation.

(a) Upon the liquidation, dissolution or winding up of the business of the Corporation, whether voluntary or involuntary, each holder of Series C Preferred Stock shall be entitled to receive, for each share thereof, out of assets of the Corporation legally available therefor, a preferential amount in cash equal to (and not more than) the Stated Value. All preferential amounts to be paid to the holders of Series C Preferred Stock in connection with such liquidation, dissolution or winding up shall be paid before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Corporation to the holders of (i) any other class or series of capital stock whose terms expressly provide that the holders of Series C Preferred Stock should receive preferential payment with respect to such distribution (to the extent of such preference) and (ii) the Corporation's Common Stock. If upon any such distribution the assets of the Corporation shall be insufficient to pay the holders of the outstanding shares of Series C Preferred Stock (or the holders of any class or series of capital stock ranking on a parity with the Series C Preferred Stock as to distributions in the event of a liquidation, dissolution or winding up of the Corporation) the full amounts to which they shall be entitled, such holders shall share ratably in any distribution of assets in accordance with the sums which would be payable on such distribution if all sums payable thereon were paid in full.

(b) Any distribution in connection with the liquidation, dissolution or winding up of the Corporation, or any bankruptcy or insolvency proceeding, shall be made in cash to the extent possible. Whenever any such distribution shall be paid in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

Section 4. Voting. Except as otherwise expressly required by law or Sections 5(a) or 5(c) hereof, each holder of Series C Preferred Stock shall be entitled to vote on all matters submitted to shareholders of the Corporation and shall be entitled to the number of votes for each share of Series C Preferred Stock owned at the record date for the determination of shareholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited, equal to the number of shares of Common Stock such shares of Series C Preferred Stock are convertible into at such time, but not in excess of the conversion limitations set forth in Section 5 herein. Except as otherwise required by law, the holders of shares of Series C Preferred Stock shall vote together with the holders of Common Stock on all matters and shall not vote as a separate class.

Section 5. Conversion.

(a)Conversion Right. Each holder of Series C Preferred Stock may, from time to time, convert any or all of such holder's shares of Series C Preferred Stock into fully paid and non-assessable shares of Common Stock in an amount equal to one (1) share of the Corporation's common stock (the "Common Stock") for each one (l) share of Series C Preferred Stock surrendered; provided, however, that if shareholder approval is required for the conversion of the Series C Preferred Stock by the rules of the Nasdaq Stock Market and the Corporation has not obtained such approval, then the Corporation may not issue upon conversion of the Series C Preferred Stock a number of shares of Common Stock, which (subject to a proportionate adjustment in the event of a stock split, stock dividend, combination or other proportionate recapitalization) would violate such shareholder approval requirements.

(b)Conversion Procedure. In order to exercise the conversion privilege under this Section 5, the holder of any shares of Series C Preferred Stock to be converted shall give written notice to the Corporation at its principal office that such holder elects to convert such shares of Series C Preferred Stock or a specified portion thereof into shares of Common Stock as set forth in such notice (the "Conversion Notice", and such date of delivery of the Conversion Notice to the Corporation, the "Conversion Notice Delivery Date"). On or before the first (1st) trading day following the date of receipt of a Conversion Notice, the Corporation shall transmit by facsimile an acknowledgment of confirmation, in a form reasonably acceptable to holder, of receipt of such Conversion Notice to such holder and the Corporation’s transfer agent, which confirmation shall constitute an instruction to the transfer agent to process such Conversion Notice in accordance with the terms herein. On or before the third (3rd) trading day following the date of receipt by the Corporation of such Conversion Notice, the Corporation shall (1) provided that (x) the transfer agent is participating in DTC Fast Automated Securities Transfer Program and (y) either a registration statement for the resale by the applicable holder of the shares of Common Stock to be so issued is effective or the underlying shares of Common Stock are otherwise eligible for resale pursuant to Rule 144 under the Securities Act of 1933, as amended, credit such aggregate number of shares of Common Stock to which such holder shall be entitled to such holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system, or (2) if either of the immediately preceding clauses (x) or (y) are not satisfied, issue and deliver (via reputable overnight courier) to the address as specified in such Conversion Notice, a certificate, registered in the name of such holder or its designee, for the number of shares of Common Stock to which such holder shall be entitled. If the number of shares of Series C Preferred Stock represented by the certificate(s) submitted for conversion pursuant to Section 5(b) is greater than the number of shares of Series C Preferred Stock being converted, then the Corporation shall if requested by such holder, as soon as practicable and in no event later than three (3) trading days after receipt of the preferred share certificate(s) and at its own expense, issue and deliver to such holder (or its designee) a new preferred share certificate representing the number of shares of Series C Preferred Stock not converted.

(c)Maximum Conversion.

(i)

Notwithstanding anything to the contrary set forth in this Certificate of Designation, at no time may all or a portion of shares of Series C Preferred Stock be converted if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by such holder at such rime, the number of shares of Common Stock which would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules thereunder) more than 9.99% of all of the Common Stock outstanding at such time (the "9.99% Beneficial Ownership Limitation").

(ii)	By written notice to the Corporation, a holder of Series C Preferred Stock may from time to time decrease the 9.99% Beneficial Ownership Limitation to any other percentage specified in such notice.

(iii)

For purposes of this Section 5, in determining the number of outstanding shares of Common Stock, a holder of Series C Preferred Stock may rely on the number of outstanding shares of Common Stock as reflected in (1) the Corporation's most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Corporation or (3) any other notice by the Corporation setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of a holder of Series C Preferred Stock, the Corporation shall within one ( I ) business day confirm orally and in writing to such holder the number of shares of Common Stock then outstanding. ln any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including shares of Series C Preferred Stock, held by such holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported., which in any event are convertible or exercisable, as the case may be, into shares of the Corporation's Common Stock within sixty (60) days' of such calculation and which are not subject to a limitation on conversion or exercise analogous to the limitation contained herein. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 5 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

(d) Corporation’s Failure to Timely Convert. If the Corporation shall fail, for any reason or for no reasonto issue to a holder within three (3) trading days after the Corporation’s receipt of a Conversion Notice (whether via facsimile or otherwise) (the “Share Delivery Deadline”), a certificate for the number of shares of Common Stock to which such holder is entitled and register such shares of Common Stock on the Corporation’s share register or to credit such holder’s or its designee’s balance account with DTC for such number of shares of Common Stock to which such holder is entitled upon such holder’s conversion of any shares of Series C Preferred Stock (as the case may be) (a “Conversion Failure”), then, in addition to all other remedies available to such holder, such holder, upon written notice to the Corporation, (x) may void its Conversion Notice with respect to, and retain or have returned (as the case may be) any shares of Series C Preferred Stock that have not been converted pursuant to such holder’s Conversion Notice, provided that the voiding of a Conversion Notice shall not affect the Corporation’s obligations to make any payments which have accrued prior to the date of such notice pursuant to the terms of this Certificate of Designations or otherwise and (y) the Corporation shall pay in cash to such holder on each day after such third (3rd) trading day that the issuance of such shares of Common Stock is not timely effected an amount equal to 1.0% of the greater of (y) the Stated Value of the shares of Series C Preferred Stock subject to the Conversion Failure and (z) the product of (A) the aggregate number of shares of Common Stock not issued to such holder on a timely basis and to which the holder is entitled and (B) the Closing Sale Price of the Common Stock on the trading day immediately preceding the last possible date on which the Corporation could have issued such shares of Common Stock to the holder without violating Section 4(c). In addition to the foregoing, if within three (3) trading days after the Corporation’s receipt of a Conversion Notice (whether via facsimile or otherwise), the Corporation shall fail to issue and deliver a certificate to such holder and register such shares of Common Stock on the Corporation’s share register or credit such holder’s or its designee’s balance account with DTC for the number of shares of Common Stock to which such holder is entitled upon such holder’s conversion hereunder (as the case may be), and if on or after such third (3rd) trading daysuch holder (or any other Person in respect, or on behalf, of such holder) purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such holder of all or any portion of the number of shares of Common Stock, or a sale of a number of shares of Common Stock equal to all or any portion of the number of shares of Common Stock, issuable upon such conversion that such holder so anticipated receiving from the Corporation, then, in addition to all other remedies available to such holder, the Corporation shall, within three (3) business days after such holder’s request and in such holder’s discretion, either (i) pay cash to such holder in an amount equal to such holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (including, without limitation, by any other Person in respect, or on behalf, of such holder) (the “Buy-In Price”), at which point the Corporation’s obligation to so issue and deliver such certificate or credit such holder’s balance account with DTC for the number of shares of Common Stock to which such holder is entitled upon such holder’s conversion hereunder (as the case may be) (and to issue such shares of Common Stock) shall terminate, or (ii) promptly honor its obligation to so issue and deliver to such holder a certificate or certificates representing such shares of Common Stock or credit such holder’s balance account with DTC for the number of shares of Common Stock to which such holder is entitled upon such holder’s conversion hereunder (as the case may be) and pay cash to such holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock multiplied by (B) the lowest Closing Sale Price of the Common Stock on any trading day during the period commencing on the date of the applicable Conversion Notice and ending on the date of such issuance and payment under this clause (ii).

Section 6. Other Provisions.

(a)Reservation of Common Stock. The Corporation shall at all times reserve from its authorized Common Stock a sufficient number of shares to provide for conversion of all Series C Preferred Stock from time to time outstanding.

(b)Record Holders. The Corporation and its transfer agent, if any, for the Series C Preferred Stock may deem and treat the record holder of any shares of Series C Preferred Stock as reflected on the books and records of the Corporation as the sole true and lawful owner thereof for all purposes, and neither the Corporation nor any such transfer agent shall be affected by any notice to the contrary.

Section 7. Restriction and Limitations. Except as expressly provided herein or as required by law so long as any shares of Series C Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent of the holders of at least a majority of the then outstanding shares of the Series C Preferred Stock, take any action which would adversely and materially affect any of the preferences, limitations or relative rights of the Series C Preferred Stock.

Section 8. Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Corporation, at any time while the Series C Preferred Stock is outstanding: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation pursuant to the Series C Preferred Stock), (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of the Common Stock any shares of capital stock of the Corporation, each share of Series C Preferred Stock shall receive such consideration as if such number of shares of Series C Preferred had been, immediately prior to such foregoing dividend, distribution, subdivision, combination or reclassification, the holder of the number of shares of Common Stock into which it could convert at such time. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

Section 9. Equal Treatment of Holders. No consideration(including any modification of this Certificate of Designation or related transaction document) shall be offered or paid to any person or entity to amend or consent to a waiver or modification of any provision of this Certificate of Designation or related transaction document unless the same consideration is also offered to all of holders of the outstanding shares of Series C Preferred Stock. For clarification purposes, this provision constitutes a separate right granted to each holder by the Corporation and negotiated separately by each holder, and is intended for the Corporation to treat all holders of the Series C Preferred Stock as a class and shall not in any way be construed as such holders acting in concert or as a group with respect to the purchase, disposition or voting of the Series C Preferred Stock or otherwise

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 14th day of September, 2016.

By: /s/ Philip Urso Name: Philip Urso Title: Interim Chief Executive Officer